ECLIPSE FUNDS
811-04847
FORM N-SAR
PERIOD ENDING 04/30/04

ITEM 77.I TERMS OF NEW OR AMENDED SECURITIES:

a) No Load Class Shares renamed Class I Shares, effective January 1, 2004 and Class L Shares renamed Class C Shares, effective January 1, 2004. The rights of shareholders of these classes were not modified.

b)   Eclipse Funds first offered Class A; B; R1 & R2 shares on January 1, 2004:

The following disclosure is from the prospectus dated March 1, 2004 under "Shareholder Guide":

CLASS A SHARE CONSIDERATIONS
     o When you invest in Class A shares, you pay the public offering price, which is the share price, or NAV, plus the initial sales charge that may apply to your purchase. The amount of the initial sales charge is based on the size of your investment (see "Information on Sales Charges"). We also describe below how you may reduce or eliminate the initial sales charge (see "Reducing the Initial Sales Charge on Class A Shares").
     o Since some of your investment goes to pay an up-front sales charge when you purchase Class A shares, you purchase fewer shares than you would with the same investment in other share classes. Nevertheless, you're usually better off purchasing Class A shares rather than Class B or Class C shares and paying an up-front sales charge if you:
          >    plan to own the shares for an extended period of time, since the higher ongoing service and/or distribution (12b-1) fees on Class
               B and Class C shares may eventually exceed the cost of the up-front sales charge; or
          >    qualify for a reduced or waived sales charge.

CLASS B SHARE CONSIDERATIONS
You pay no initial sales charge on an investment in Class B shares. However, you pay higher ongoing service and/or distribution fees. Over time these fees may cost you more than paying an initial sales charge on Class A shares. Consequently, it is important that you consider your investment goals and the length of time you intend to hold your shares when comparing your share class options.
     o Due to the availability of sales charge discounts for Class A shares and the higher ongoing fees for Class B shares, Class A shares of any Fund will be more economical than Class B shares if you intend to invest and hold long-term more than $100,000. There may be other circumstances under which Class B shares are not the most economical choice; you should analyze your particular situation and options carefully with your financial advisor before you invest.
     o The Funds will generally not accept a purchase order for Class B shares in the amount of $100,000 or more.
     o    In most circumstances, you will pay a contingent deferred sales charge
          (CDSC) if you sell Class B shares within six years of buying them (see "Information on Sales Charges"). There are exceptions, which are described in the Statement of Additional Information.


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     o    Selling Class B shares during the period in which the CDSC applies can significantly diminish the overall return on an investment.
     o If you intend to hold your shares less than six years, Class C shares will generally be more economical than Class B shares of most Funds.
     o When you sell Class B shares, to minimize your sales charges, the Fund first redeems the appreciation of the original value of your shares, then fully aged shares, than any shares you received through reinvestment of dividends and capital gains and then shares you have held longest.
     o Class B shares convert to Class A shares at the end of the calendar quarter eight years after the date they were purchased. This reduces service and/or distribution fees.
     o The Funds expect all share conversions to be made on a tax-free basis. If this cannot be reasonably assured, the Funds reserve the right to modify or eliminate this share class conversion feature.

CLASS R1 and R2 CONSIDERATIONS
You pay no initial sales charge or CDSC on an investment in Class R1 or Class R2 shares.
     o You pay ongoing shareholder service fees for Class R1 or Class R2 shares. You also pay ongoing service and/or distribution fees for Class R2 shares.
     o Class R1 or Class R2 shares are available in certain individual retirement accounts and in certain retirement plans that have a service arrangement with NYLIM Retirement Plan Services or NYLIFE Distributors LLC, including:
          >    Section 401(a) and 457 plans,
          >    Certain section 403(b)(7) plans,
          >    401(k), profit sharing, money purchase pension and defined benefit plans, and
          >    Non-qualified deferred compensation plans.